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On October 5, 2020, members of management of Software Acquisition Group Inc. and CuriosityStream Inc. made a presentation to SPACInsider. A transcript of the presentation is provided below.

Kristi Marvin:

Okay, good afternoon. And thanks everyone for joining today’s investor presentation and live Q&A session with the executive management team from Software Acquisition Group and CuriosityStream. Presenting today from CuriosityStream will be founder and chairman John Hendricks, along with president and CEO, Clint Stinchcomb. Additionally, we have CFO, Jason Eustace, and Chief Product Officer and EVP of Content Strategy, Devin Emery. From the Software Acquisition Group side, we have the chairman and CEO, Jonathan Huberman, and finally Zack Silver, who is the Equity Research Analyst from B Riley. To start, the teams will be giving a brief presentation overview, which will be followed by a live Q&A session. Please note that participants can submit questions at any time by using the Q&A found by hovering your mouse at the bottom of your screen. With that being said, I’d like to turn it over now to John Hendricks to begin the presentation.

John Hendricks:

Great. Well, big thank you to Kristi Marvin for bringing us all together here on SPACInsider. And we want to be very efficient with your time. We really appreciate all of you joining us today. And so I’m going to first then turn it over to my good merger partner, Jon Huberman, who will take us through the transaction overview. Then it’ll be back to me, and I’ll give you another overview of our company, our product and where we fit in the marketplace. And then I’ll introduce Clint Stinchcomb and Jason Eustace, who will walk us through more of the details of the business. But we want to get through the slide presentation, which all of you can find. We’re just going to do selected slides from our SEC investor filings, which you can all find. And again, we’ll get to your Q&A hopefully in just about 15 minutes. And with that, let me introduce Jonathan Huberman and he can walk through the transaction that’s coming up. So over to you, Jon.

Jon Huberman:

Thanks, Jon. And good morning to everybody. Want to give you just a quick overview of the transaction. My SPAC, Software Acquisition Group, ticker SAQN, we’ll be combining with John and Clint’s company, CuriosityStream, next week. The vote is on Monday and the combination will happen on Wednesday. And on Thursday, we will start trading on our new ticker, CURI or CURI. The combined company will be very well capitalized. It has no debt on it today. It will have no debt on it because of this transaction. We don’t foresee ever having to add debt to it. We are paying 4.66 times next year’s revenue for the transaction. The combined transaction, including all the cash that we have plus the pipe that we raised, assuming no redemptions, would leave us with a $511 million equity value at $10 a share. The pipe was raised in coincident with this transaction.

Jon Huberman:

It was $25 million at $10 a share, 60% new investors, 40% current investors, including myself, my two co-sponsors into SPAC, as well as John and a variety of John’s investors and my IPO investors. All of the CuriosityStream investors are rolling 100% of their equity. So all the cash raised will go straight to the balance sheet. The current team will continue to run the business, and John will own at least 45% of the business at closing. And once again, I expect... The vote will happen on Monday, the 12th. And then on Wednesday, the 14th, we will be combining the two entities. With that, I’ll turn it back over to John.

John Hendricks:

Thank you, John and Kristi. If we could go to slide six, I’ll talk a little bit about this slide, which really presents the three revolutions of television. And we’re well into the third revolution of streaming beyond broadcasting and cable. I think most of us who participate in industry have some form of this important chart in our head. We know there’s been four content categories that we’ve all experienced on television, the universally beloved movies and scripted series, factual entertainment, which is our focus. And we’re focused on the full category of factual entertainment. And again, you can see the first revolution and second revolution is expression of that, and we’re aiming to combine all of that. And that’s what we’re doing at CuriosityStream. Of course, general TV entertainment and amusement, a big area that appeals to a lot of people. And at the bottom, the videos, images of all of us might be covering sports, but that’s of course the fourth big area of television. That’s a large category.

John Hendricks:

Important to us, if you look over at CuriosityStream, we introduced our service at 2.99 a month for HD. All the way up to people who have 4k home theater systems, they purchase our 9.99 a month subscription. But the real winner for us has been the introduction now almost two years ago of our 19.99 annual plan. And so for the modest cost of 19.99, which we all used to pay for one DVD, to get control of one movie or a TV show, we can now enjoy over 3,100 titles, growing to 12,000 titles from CuriosityStream anytime, day or night. And again, this is an important place to just really emphasize that the consumer is driving this revolution. Always has. It’s as big of a change that we all witnessed with the demise of payphone booths, where we all used to need a geographic location to make a phone call while we were traveling, and cell phones.

John Hendricks:

Just again, everyone migrated to the cell phone platform. That’s what we’re witnessing in the television industry. I think it won’t be too long when we will look back and see how antiquated it was to meet a time schedule to actually watch a TV show that we had the time to watch. In addition to the annual plan, on the far right there in that orange circle, we’ve had incredible good fortune in that our service is highly valued by all those distributors who want to stay relevant in the streaming age. And so we’ve crafted bundle deals that Clint will talk a little bit about with over 20 distributors. And in this offering, large distributors, like Altice in the US, pay us a bundled license fee. And for that, all of their subscribers get access to the on-demand offerings of CuriosityStream.

John Hendricks:

Kristi, if you go to the next slide, slide seven. Again, what’s very important and a great takeaway from this presentation is we’re not a niche service. I think it’s very perilous to be a niche service. We’ve seen that Netflix has been hugely successful at addressing the full category of scripted entertainment. And it’s not devoted to just independent films or comedies or action or sci-fi. There’ll be a lot of niches that will come and go. Some will have to combine with services that cover the full category that reach scale. And again, that’s our business plan is to cover the entire factual category. And again, we think that’s true and has been largely the success of Hulu by presenting really all of amusement and general entertainment programming. On the next slide, Kristi, you can see, this is just a quick look at the full category of factual entertainment.

John Hendricks:

There’s six big genres that we cover: science, history, technology, nature, society, and lifestyle. Again, we will do everything with the exception of live breaking news. Although we will cover topics in the news at depth. Some 48 niches on this slide, we think there’s well over 100 niches. And again, our business plan is to consolidate and be the trusted curator for all of factual entertainment. If we go now to slide 11, how that materializes on the screen, that I hope you’ll all come to our website at curiositystream.com and explore our site. We always keep our subscribers, let them know what’s new on the menu. Very importantly, we learn their viewing. We love those annual subscribers. We have a full year to learn their tastes in our content. And so we super serve them. And we’re very, very pleased that we have probably the lowest churn rate in the industry. And so with that, I’m going to turn it over to Clint Stinchcomb who will describe our revenue streams. And then we’ll get to the model between now and 2025 that Jason will walk you through. So over to you, Clint.

Clint Stinchcomb:

Thank you. And Kristi, could we please go to slide 13? I take great delight in getting to work with a real visionary in John Hendricks. And through the powerful combination of John’s grand vision and our bottom-up focus marketing team and operating team, we’re generating strong growth. Our revenue’s up 237% year over year through the first half of this year. We’re on a three-year trajectory of year over year doubling revenue. The gross margin’s in excess of 60%. And we have large recurring revenues. As John shared, we built a beautiful factual streaming service, but that’s really only part of the story. Unlike nearly every other streaming service who is overly reliant on one line of revenue, either advertising or subscription, we’ve built and developed multiple avenues of content monetization. We don’t really see anybody else doing it like we are. And we think our numbers will prove that out. Next slide, please, Kristi.

Clint Stinchcomb:

Our direct consumer subscription proposition today offers anyone with a broadband connection over 3,000 highly curated non-fiction HD titles for 2.99 a month or 19.99 a year. We have 4k offering, 9.99 a month or 69.99 a year. And as John mentioned, about 80% of the people subscribing are subscribing to our annual plan. We love that because that represents 11 fewer opportunities over the course of a year to unsubscribe and provides us with the opportunity to learn what people love and super serve it to them so that they renew their subscription. We also monetize through bundled relationships, and that’s with wireless providers, with direct broadcast satellite providers, and even with cable operators. And none of these organizations want to be left out of the streaming revolution. We love this business model as it provides really long-cycle revenue. And just as you might’ve read about Disney+ or ESPN+ bundling with companies like Verizon, it offers us a path to hundreds of millions of global paying subscribers.

Clint Stinchcomb:

And we just hired as our first Chief Revenue Officer in June arguably the greatest, most effective distribution executive in the history of the broadcasting and cable business, Bill Goodwin. We also monetize through relationships with corporations. We’ve got about 40 companies buying annual subscriptions to CuriosityStream for their employees. They like that we’re family friendly, engaging, enriching, and offer an enduring, always-on benefit to their employees. And while these agreements demonstrate a corporate demand, what we found is there’s a much bigger opportunity through multi-year integrated partnerships, where we engage in content creation and distribution, meaning co-branded member streaming services with corporations. Second largest individual deal in the company’s history will be done in this category this year. And so in addition to these core streaming initiatives, we also monetize content through digital brand partnerships where we offer Blue Chip brands the opportunity to associate with our content. And for certain media companies, we will strategically monetize through program sales.

Clint Stinchcomb:

And that might be an initiative that’s either in the form of an existing content or through a production presales construct. That’s a quick overview of how we monetize content. Again, multiple avenues of content monetization based largely on the fact that we’re the only pure play factual provider in the world today. And also based on the fact that we’re able to operate globally. Now that I’m done with that quick overview, I’d like to turn the presentation over to our CFO, my good partner Jason Eustace. So Kristi, if you’d be so kind as to go to page 28. Jason has tremendous international factual media experience working at Discovery, working at Nat Geo and excellent recent public company experience as well, and just a great partner to take us through this next stage. Over to you, Jason.

Jason Eustace:

Thank you very much, Clint. So as you can see from this page, our model’s assuming 161 million in net proceeds from the transaction, again slated to happen in fourth quarter of 2020. At the top of the page there, you’ll see that CuriosityStream has doubled our revenue in the last couple of years, and we’re on track to more than double again this year. Our revenue is expected to grow from $40 million in 2020 to just under 400 million in 2025, or a nice compounded annual growth rate of 58%. Within a nice compounded annual growth rate of 58%. Within our revenue stack, we have over 30% of our revenue on monthly recurring long-term contracts. We’re also assuming a conservative 30% CAGR on our subscriber growth across all of our platforms, growing from approximately 13 million subscribers today to over 100 million by 2024, which is complimented by an 8% CAGR on our ARPU, which grows to about 16 cents on a blended basis by the time we get out to 2025. Additionally within the revenue stack, I think it’s important to understand that the direct-to-consumer service assumes a consistent mix of annual versus monthly subscribers at 85 and 15. And additionally, we have assumed, or I should say I assumed in the model, about a 5% churn rate, even though the churn rate we’ve been seeing in the first half of this year is closer to two to two and a half percent.

Jason Eustace:

Lastly, with regards to the direct-to-consumer service, towards the bottom, you’ll see that I’ve laid out the pricing over the years. I have assumed a price increase beginning in 2023. We’re not sure exactly when it’s going to happen. I just wanted to make sure that the economics of something like that happening during this time horizon were at least captured in this model. Going back up to the top, you’ll notice that our gross margin... Again, this reflects streaming and distribution costs, but it also reflects our program investment. So our program investment is one of our key uses of funds with this transaction. We’re going to be growing that from $20 million this year to about 150 million in 2025. And you’ll see that our gross margin, while it starts out high at 65, declined slightly over a year until we hit year five, and then it begins to increase. And the reason for that relationship is because our program content is actually amortized over five years. So it’s not until you hit that year five a steady state is more achieved, and you start seeing that margin expand a little bit in year five.

Jason Eustace:

The last two pieces I’ll mention on this page before we can turn it over to questions is you’ll see that our AOIBDA gross from a net loss of about 26 million this year. We flipped a positive in mid-2022 on our way to actually a positive 132 and 2025. And then the last piece of information that’s important, is you’ll see that our lowest cash balance is only $62 million, which is in fourth quarter of 2023. And so with that, I will turn it back over to Kristi for questions.

Kristi:

Thanks, Jason. Just as a reminder, everyone can submit questions now through using the Q&A app found by hovering your mouse to the bottom of the screen. That being said, I’m going to turn it over to Zach, who will be moderating the panel.

Zach Silver:

Great. Thank you, Kristi. I think that... Don’t have too much to add other than Kristi’s intro at the beginning. I’m the Media and Communications Analyst here at B. Riley. I just want to say thank you for including me in the panel. It’s been a pleasure, and I’m excited to dig into the Q&A. I think that while we’re waiting for questions to come through the portal, I’ll go ahead and kick us off. And I think the first one for John Hendricks... You really introduced the factual John genre to linear TV, and wanted to get your insights into why you think now is the right time to bridge into the streaming era, and where you see the opportunity for factuals to exist within a streaming video.

John Hendricks:

Yeah. It’s a great question, Zach, and factual is enormously popular. So there’s some 60% of the people out there who are curious. They stay up on the news. But about 40% is what we’ve learned through the years of studying Nielsen data is they’re deeply curious. And so when you have factual entertainment, they gravitate toward that. And so that was the reason I started Discover years ago, with the mission of being purely factual entertainment.

John Hendricks:

Almost every everybody on this call realizes that over the last 15 years, there’s been a pivot by so many of the original factual services to so-called reality television. And that’s been a big disappointment to all the factual viewers out there. So, this is a chance through streaming, to really reintroduce factual entertainment the way it should be done. And as many analysts and researchers and observers made the point, that on demand streaming is almost the end state of the television. We finally can watch what we want to watch when we have the time to watch it. So, it’s such a huge opportunity. I couldn’t let it pass me by. And so that’s what we’re all about at Curiosity Stream is to be the factual solution for viewers worldwide.

Zach Silver:

Great. Thanks, John. And I think we’ve now had some questions coming in, so I’m going to go ahead and queue those up. I think the other one is more related to the transaction itself. And the question is based around is there a threshold in terms of redemptions where you will not close the deal? What’s your conviction in the deal closing?

John Hendricks:

Well, from my standpoint, and we’ve been very comfortable with our cash balances. Anybody who looks at our model of what we were able to produce with the product and market over the 2019 and 2020... We have a cash balance, which for me is comfortable, around $20 million. We’ve raised a pipe for 25 million. So that’s 45 million. And as Jason outlined, over our five-year model, we’ve assumed 160 million in cash. But again, we only dip down to as low as 60 million. So that’s over five years we expect to burn through perhaps 100 million dollars.

John Hendricks:

So with our cash balance of 20, with the pipe of 25, that’s 45 million. So the question is that balance 55 million. Do you take it now, or do you do secondary rounds in the future? No one knows how the market will behave, but potentially at higher prices. And so for me, I really don’t have any minimums knowing that we’ve got the pipe and also we have a good cash balance. And so for me, it’s just the timing. We want to be public. That’s a very positive move for our company. It gives all of our longterm shareholders liquidity, and we have the options of the public market for doing secondary rounds in the future.

Zach Silver:

Okay. John, if you ever have anything to add, go ahead.

Speaker 1:

Yeah, no. We’re going to close next week.

Zach Silver:

Okay. Let’s see. The next one is just around the content spend itself. And let me go to this. I guess the question is focused on how you source the content, what cost inflation looks like for factual content versus scripted buckets, sports pockets, and what’s your conviction that you can continue to gain access to programming versus original license?

John Hendricks:

Yeah. We’ve built an incredible library that our subscribers are pleased and delighted with when they come to our service, 3,100 titles. We’ve acquired a little over 2,100 of those titles, and we’ve looked carefully at the original production value of all those acquisitions. And so today we have over 1.2 billion, that’s with a B, in original production value that we put on the screen. And that’s been acquired for license fees ranging from 10, 15, $20,000 per hour per year. In addition to our acquired content, we’ve been successful in originally producing now. We have in our inventory over 900 titles, and those, of course, we have the rights worldwide and in perpetuity for all media. So we’re quite confident that we can continue roughly on that ratio of a third of our library being originally produced, and they’re balanced being acquired product. And so Clint and his team are in the midst of the acquisition and the production, so I’m going to let Clint talk a little bit more to drill down into that important question about content sourcing and our comfort level.

Clint Stinchcomb:

Thank you, John. Yeah. If I may add, Zach, we work with over 130 different production and distribution companies today to source the best factual content in the world. So that includes companies people might be aware of like BBC, like NHK, which is like the BBC or PBS of Japan, TV France, ZDF, [inaudible], Jupiter communications... We have great relationships across the world. We’re literally deluged with ideas, more than we can even respond to as it relates to great factual programming. And we have a team of people who do nothing but focus on, okay, what do we need to do today to create, to produce, to develop, to acquire the best factual programming that’s available around the world? And we’re not trying to be anything that we’re not. We’re not focused on scripted entertainment. We’re not focused on sports. We’re not general entertainment. We are laser-focused on bringing the best variety of factual content is Curiosity Stream. And we have a lot of optionality around our content spans, but we’re really excited about the close of this transaction and what we’ll be able to do with the new capital.

Zach Silver:

Great. The next one around some of the competitive dynamics, and it’s essentially pretty straight forward. How are you competing with the large players such as Netflix and Amazon prime?

John Hendricks:

Yeah. So, through the years that discovery, especially in the beginning when we were doing factual entertainment, we were always mindful that HBO had a great documentary unit under Sheila Nevins. And so we’d be more worried if some of those large players didn’t invest in factual content. So we expect that Netflix will continue to do some great work in documentary entertainment, especially some feature documentary films. So of their menu of over 7,000, 8,000 titles, we expect they’ll continue to have three to four hundred documentary titles. And we think Amazon will also invest in factual entertainment. I think anybody who offers a menu needs to offer some, but you have to realize Netflix is trying to justify $15 a month, $180 a year, so that we all keep subscribed.We’re laser focused on factual. They’re laser focused on the great next movie and mini-series that will keep us connected to Netflix. So again, it’s a matter of focus. A lot of people do sports, but very few people do them as well as ESPN does because again, they’re focused on the category.

Zach Silver:

Okay. The next one is around the subscriber forecast. And the question is we’re currently at the beginning of the fourth quarter. What confidence do you have that you can hit 32 million subs by year end? If you don’t mind, could you please state the current level of subscribers versus the 19 million as previously disclosed?

Clint Stinchcomb:

I can take that, John, and then have Jason fill in. So, we’re extremely competent in hitting our revenue targets. Extremely competent in 2020, and in 2021, especially. As it relates to subscribers, because we’re working on a lot of different bundle deals around the world, those numbers can move a little bit from quarter to quarter. I mean, they’ll come in a little bit lumpier. I mean, that’s the nature of it. On the bundle distribution side today, John mentioned we have about 20 different agreements with providers all over the world. And we have our distributed service in 83 countries, in five languages. We have what I would argue to be as strong of a distribution team as you’ll find anywhere. Corey Davis heading up our international group, formerly at Viacom and CBS, Bill Goodwin, who ran all of Discovery’s distribution, and then helping us on the wireless side, Lindsay Gardner, who was most recently Chief Content Officer at T-Mobile, and before that had a distribution at Fox.

Clint Stinchcomb:

So as it relates to the total subscriber count, and that includes our bundled and direct and association partners, I would just encourage people to be maybe less focused on that right now and more focused on revenue. And then over time we have extreme confidence that we’ll far exceed 100 million paying subscribers. But what we said to date, we haven’t said 19 million. We’ve said approximately 13 million paying subscribers. And so we do have certain content that’s accessed in front of the paywall, but we like to stick to a paying subscriber number. And so, like I said, extremely confident in the year-end revenue numbers because the total subscribers is based in part on third-party agreements and based on how some of those can slide... It’s just a little bit different. Would you like to add anything to that, Jason?

Jason Eustace:

No, that’s good, Clint. That captures it. It’s more the focus on the revenue, less on the subs.

Zach Silver:

Yeah, that’s great. The next one is just a little bit around pricing. The question is do you anticipate a price increase in monthly, or ...

Zach Silver:

The question is do you anticipate a price increase in monthly or yearly subscriptions in the near future as the content library expands? And I think somewhat tied to that, something that you may want to frame is just around how you price the product on the DTC side.

John Hendricks:

Let me start, then I’ll toss it to Jason. We have this advantage with factual content in that we can produce for a small, tiny fraction of what the production costs are for scripted content. So rather than investing, $15 million an hour for a Game of Thrones, or even a procedural drama like CSI for $5 million an hour, our cost of originals is only $500,000, and acquisition is much lower. So that gives us the ability to price very competitively at really what is a no-risk proposition for the consumer. And so our pricing has enabled us to do a way with our free trials. Again, it’s a low cost, low risk proposition, and our goal is we want everybody on the planet from India to Indiana to be able to afford a subscription to CuriosityStream. So Clinton, you want to add more to the pricing?

Clint Stinchcomb:

And so I that’s a great explanation, John, but we do ... I mentioned at the beginning, we do have a 4k tier as well, and a lot of people with big entertainment systems in their house who love that product. We do have some pricing flexibility around that, and we do have the opportunity to add some, basically to increase the value associated with that tier. And since our Chief Product Officer Devin Emery is on the call, he’s been looking at that a lot, and I’d love to just pass it over to Devin right now to talk a little bit about how you think about our 4k service, which we’ll be calling, in the not too distant future, a premium service. Devin, you want to take that?

Devin Emery:

Yeah, absolutely. So as Clint was mentioning, we have a lot of opportunities to increase ARPU in a variety of different ways that increases value across the board. So our 4k versus HD tiers right now are exactly what they sound like, right? It’s either HD streaming or 4k streaming, and really the delta comes down to maximum bit rate, right? So what we’re focused on is how do we build more value into that premium tier. We already have a decent chunk of users who are paying for that 4k experience, but there’s a lot of opportunity to build a stronger path, as people are subscribing from that more standard service currently called HD into a premium tier, where there are fewer restrictions on activated devices or concurrent streams or access to other premium content.

Devin Emery:

So we’re currently working on that, and we’re confident that we’re going to be able to internally upsell people into a higher price tier by giving them more value. Another thing to keep in mind is that even with our most taken subscription level, which is our HD annual plan, not saying that these are ... These are hypothetical numbers, but if we were to increase the pricing there on an annual basis by 25%, that’s less than half a dollar per month per user, right? So we have a lot of opportunity as we increase very significantly the value that we’re providing to subscribers to also make some incremental price increases that are right alongside that value increase.

Zach Silver:

That’s great. Just maybe another one for Devin or Clint or John, but in terms of the marketing plans to drive more direct consumers, I think the question is around how you plan to market in the USA, but also other streaming-hungry regions like Australia.

Clint Stinchcomb:

Go ahead, Devin.

Devin Emery:

Yeah. So in terms of marketing, we’re very focused in, on specific communities that have an affinity to subscribe to factual very quickly, right? So if you compare us to other streaming services, our marketing budget is smaller, but I’d argue that our strategies are more agile and really smart, right? So what we’re focused on, we’re running across all channels pretty much that you can think of, right? We’re on TV, we’re using audio advertising. More traditional and podcasts there. We’re doing social and digital traditional advertising as well as influencer marketing, so we’re running across everything, but our focus is where are those users that as soon as they understand what CuriosityStream is are very likely to sign up very quickly?

Devin Emery:

And so we are in those communities, we are acquiring new subscribers very efficiently and very effectively that way, but one of the things that you will see is that as we have more marketing resources, as a result of this transaction and as we grow, we’re going to be able to invest into taking more market share. Because as John was saying earlier, it is a very small number of people out there who don’t have interest in factual, right? So with our pricing strategy and with our marketing strategy, we’re able to move that lower funnel direct response engine into more and more communities, into more and more market share. And we are going to be, focused on growing our direct subscription business very quickly.

Devin Emery:

In terms of US and international, we have a lot of projects that are going on right now that is going to allow us to expand that direct subscription engine to more markets, which includes languaging our content, having more ability to make the experience more regionally focused. So as we do that, again, that’s going to give us more of an opportunity to go and connect with those communities in more different regions and be able to acquire subscribers that way.

Zach Silver:

Mm-hmm (affirmative). Got it. The next one is around the MVPD wireless funneled strategy. It’s kind of a multi-parter, but should we be expecting the majority of MVPD subs in the forecast period to be in the US? Given the quality of the franchise and senior management relationships, shouldn’t we expect Curi to be in substantially all video households in the US, especially given seems to be relatively low ARPU of seven cents a month per sub? I think it may be more like 15 in the US.

Clint Stinchcomb:

Well there’s, there’s much more opportunity outside the US, obviously, just because it’s larger, and there’s lots of opportunity with meaningful wireless providers, again, outside of the US. So I think within the US, you’ll see us do deals that make sense where we can find a proper value exchange, like we’ve done with Altice, for example. But because the content travels well, as John said, an atom is an atom wherever you are. Saturn is Saturn wherever you are. An alligator is the same to a 12-year-old girl in India as it is to, a mill worker in Indiana. Content travels well, and it’s much easier to subtitle or even dub than other forms of content.

Clint Stinchcomb:

So you’ll see the overwhelming majority of our bundled subscribers come from outside the United States, and then inside the United States, you’ll see us do a lot of bundled agreements, some of which will not be with traditional distributors that people tend to think of as it relates to kind of old line cable. So there’s a lot of companies that can bring distribution resources and that we can work with in other categories as well, like content creation. So I think you’ll see us do a lot in the US, but the overwhelming majority over time will come from outside the US.

Zach Silver:

Got it. The next one is kind of switching gears to a direct consumer. The question is around the retention rate for PTC monthly customers. What does that look like? And then I guess to expand on that a bit, just help give us a sense of what those DTC subscribers look and sort of some of the engagement trends you guys are seeing at this point with the service.

Clint Stinchcomb:

Go ahead, Devin.

Devin Emery:

We blend our monthly churn number. It’s in the 2% and 2.% per month range, but that does go across all of our different tiers and all of our different types of plans, so that is annual and monthly subscribers. In terms of engagement, as a lot of other streamers have seen over the past several months, as people were spending more time indoors, we saw massive engagement increases, and we have not seen those normalized all the way back down to where they were before. So people are blended across all of our different cohorts and groupings. People are engaging several, four to six titles per month with us. But again, there are plenty of cohorts that are consuming a ton more content and some that are a little bit less engaged. So as we see what type of content is really resonating with them, something that we pay a lot of attention to, and in terms of the demographics that we have, it’s really blended. It’s blended across demographics, it’s blended across factual category.

Devin Emery:

So we do see that intuitively people do group, right. There are history buffs. There are people who are really interested in technology or science, but interestingly that are also far less intuitive groups, right? So what we’re always looking at is what are the less intuitive content categorizations or types of content that people are interested in. And what that allows us to do is get a good idea of what content really resonates with what groups, and where are those more obvious groupings and where the less obvious groupings that we’re able to use for our content recommendation algorithms, as well as our external marketing? So in terms of the demographics who are subscribed to us, as I was mentioning, it’s pretty well spread out. We don’t really clump in any specific age demographic, any sort of psychographic, because we are very broadly accessible as the full factual category programmer.

Devin Emery:

So for example, in terms of age demographics, in all of the standard age demographics from 18 to 24, 25 to 34, there’s no grouping that is less than a double digit percentage of our overall audience. You see that kind of across the board with different types of demographics and psychographics that we look at. We are very broadly accessible. We do message and we do talk to different groups very differently, and we provide them a different thing, but as John was saying earlier, because we do serve the whole factual category and because that category is so of interest to a vast majority of audiences, we don’t see that we have one specific type of user.

Clint Stinchcomb:

And if I may just add briefly, Zack, we have a large addressable market, and Todd Younger Bernstein, who published a report last Thursday said “to be human, is to be curious.” And so know that may not be true for every human walking the earth, but I liked how Todd described that.

Zach Silver:

Great. I think we’ll move on to one of the revenue streams we haven’t touched on in detail. And the question is the leasing of original programming a potential revenue stream in the future?

Clint Stinchcomb:

Without a doubt. I mean, look, Disney, they have their owned and operated services. At the same time, they create content for other people. Viacom, CBS do the same thing. So we occupy this area in the factual realm that is an area that a lot of media companies don’t have great expertise in, so there are a lot of companies that look to us as the expert as it relates to factual content creation, and so we’ll take advantage of that. And so you will see us, and we have done the date, you will see us licensed certain content that we retain on our platform to some larger providers, provided we can work out the right value exchange. We’re confident that we can, and we have. So it represents to us a nice avenue of content monetization, but that also, in certain cases, provides opportunity for people to sample our content on a larger platform and then come to subscribe to CuriosityStream in all of its glory. And so that is one way that we will monetize content through what we call program sales.

Clint Stinchcomb:

The other area where we do that is, and another way to think about it is risk mitigation. Before we even turned the camera for a big blue chip, production, we might sell off certain rights, like to China, for example, where we can’t fully monetize our content today. But we’re doing a production, before we even turn on the camera, we’ll engage in what’s called a pre-sales agreement with a distributor that covers an area like China, for example, that we can’t fully monetize. So we see that as a great way to drop high margin dollars right to the bottom line and then put that money to work in other parts of the company.

Zach Silver:

Got it. The next one, we’ve got a couple questions just around Discovery, and I think the focus is around Discovery’s ambitions to launch a DTC streaming offering. So maybe John Hendricks, given your familiarity with that business, if you want to comment.

John Hendricks:

Yeah. Well, one of the challenges of introducing over the top direct to consumer product from an existing linear network player is all the entanglements you have with your longterm carriage agreements with distributors. And so Fox News can’t offer us a live Fox feed to you as a consumer to stream unless you authenticate that you’re a Fox subscriber, and so the avenue that Fox took was to take advantage of their on-air talent and create what they call Fox Nation and charge an additional fee for that for their super fans. So I suspect that Discovery, I have no idea of what they will introduce. I know they have introduced some niche services in the past to address food, and I expect there will be some past and address food. I expect there’ll be some sports services. I think they do have in Europe some sports SVOD service, but a linear network that wants to introduce a new product in SVOD needs to do something that’s distinct and different from what’s already on the air, again, to comply with their carriage agreements.

John Hendricks:

So Discovery, like so many networks, have really pivoted from factual entertainment to more reality TV. So, again, that’s the body of content that they largely have today. So, again, they may find a market for that, but, again, there’s just so much reality TV that the consumer has access to, I don’t think that’s going to be a winning proposition. So I look for a fairly broad offering from Discovery that will take advantage of their talent, especially their host talent and Food Network, Home and Garden, and some other host talent that they have.

Zach Silver:

Great. Thanks, John. The next one is just around the multiple revenue streams. When you think about a couple of different ways you have to monetize your content library, why you chose the strategy of a multi-pronged approach versus a pure DTC model and then just how we should think about the relatively low ARPU on the bundle side of the business.

John Hendricks:

Greg, you can take that.

Clint Stinchcomb:

Happy to take it. I think it would be commercial malpractice not to monetize our content in all the ways that we can monetize it. Again, we’re able to do that because factual content is proven. We know that people want it and varieties of organizations and companies want it. I mean, look, Quibi would love to have multiple avenues of content monetization, right? I mean, they’d love to do bundling deals. People would want to bundle with them. The beauty of our model is John identified wide open space five years ago, saw that so many networks had abandoned their original factual charters that there was this incredible opening for a pure play factual service.

Clint Stinchcomb:

So we want to be incredibly appealing to consumers, and we will be. We want to be their factual content solution, but there’s nothing in doing that and pursuing that that should prevent us from also being the factual solution for distribution partners, for corporations, for associations, for certain educational institutions, and for brands and even for other media companies.

Clint Stinchcomb:

So I think anybody that’s in the content game is in the content monetization game. I mean, we do it through feeding and satisfying people’s curiosity about the world around them and through the form of premium factual content. But what I would say is the last thing I would add to that is deals beget deals and winning begets winning. So the more conversations and the more organizations that you’re involved in, the better the company’s going to be at the end of the day, the more valuable the company’s going to be at the end of the day. I mean, look, we’re focused on building a multi-billion dollar company, and this is the path to that.

Zach Silver:

Great. I think somewhat related to that, the question is, as you scale up, do you see margins increasing or decreasing, and why? I think maybe related to that is how does the non-programming [inaudible] sort of scale, and do you need to continue to fuel the programming fire to get growth, or is there some steady state cash programming spend that you can get to where you can still grow?

Jason Eustace:

This is Jason. I can answer. With regards to the margin, most of the margin, there’s a lot more opportunity for margin expansion in the model. I would assume I was very conservative in that model, keeping everything very linear. But as we add more volume to the service, there’s going to be discounts on the streaming and distribution costs that are not really factored in, which are going to create additional margin expansion in future years. Right now, I don’t have any line of sight into what that will be, so I didn’t model it that way. So there is some upside there.

Jason Eustace:

Additionally, as was mentioned before, content is less about how much we spend. It’s more about the quantity of the content or on how many hours and the quality that we get. So we have a target as far as, excuse me, what our content investment’s going to be each year, but it’s really about the hours and making sure that engagement’s right with what Devon’s seeing with the customers. So that has also a lot of optionality. So even if we have 60 million next year, we may not need to spend 60. We may be able to spend less. So I think that the key takeaway should be there’s definitely a lot of optionality and there’s additional margin expansion opportunity within our model.

Zach Silver:

Great. Thanks, Jason. I want to jump to the international side of the business. When you think about the rollout strategy, you said that you’re offered in a lot of different countries at this point. I think is it 150, 170 or so? You’ve seen other companies, like Netflix and Disney Plus, do a more phased rollout strategy. Just trying to get a better sense of are you doing more of a phased rollout, where you’re concentrating on certain territories at first, or is it really all at once? Then how do you go about just tackling what seems to be a very large TAM?

Clint Stinchcomb:

A great question, Zach, and I appreciate you asking it. So yes, today we’re actually in over 170 countries with our direct service. Then with our distributed service with bundled providers, we’re actually in 83 countries today. One of the advantages that we haven’t talked about to doing these third-party distribution agreements is typically there’ll be some value exchange in the deal, where we’re getting paid to language or subtitle a program.

Clint Stinchcomb:

So today, we have content that’s available in English, in Spanish, in Russian, in Swedish, and in Mandarin. Okay? So what that enables us to do then is as we have more content language and subtitled, Devon can then go directly into those markets. So I think that as it relates to deliberate direct marketing outside of the US, I think you tend to prioritize English-speaking countries, and then you tend to prioritize areas where we have language content.

Clint Stinchcomb:

So I think that since the content travels well and we’re in certain parts of the world, India, for example, where our content is not language. There’s over 300 million people that speak English there, more English speakers than you would find in the United States, for example.

Clint Stinchcomb:

So I think you’ll see us target in part, but as it stands today, that same dynamic that exists in the US, where all of these networks have abandoned their original factual charter and there’s a wide opening for factual programming, that exists in other parts of the world, in many, and I would argue most parts of the world as well.

Zach Silver:

Great.

Kristi Marvin:

I’m just going to jump in for a second-

Zach Silver:

Oh, yeah.

Kristi Marvin:

- ... to remind everybody that we are running out of time. We probably only have time for one or two more questions.

Zach Silver:

I’ll go back to the queue here. (silence) So I think that one thing that we maybe have not touched on or maybe we did right at the beginning, but not in much detail, was just why you decided to use SPAC as a vehicle versus a traditional IPO or a different means to go public.

John Hendricks:

Yeah. Yeah, that’s a good question. So we did a 144A offering, Zach, two years ago, where we raised $145 million. I participated in that at 65 million, and we agreed that we would look annually at the right time to register the shares and go public. I have delayed and wanted to wait until we have really good visibility in recurring revenue. So we targeted this October and November, looked at either doing an IPO, but I was real intrigued by the SPAC process, being able to get to being a public company quicker, a little more certainty on price, and began to meet with a number of SPAC organizers and was real impressed with what Jon Huberman and his partners had done with Software Acquisition Group. It was the right size.

John Hendricks:

One of the dilemmas for a founder who owns the majority of the equity, you don’t want to get diluted too early. So I didn’t want to focus on SPACs with $300 or $400 million. Wanted to get one that was around 100 to 150 million. Again, it’s not so much the equity, the cash that comes in, because we feel very comfortable with our current cash position. Again, we just wanted the flexibility to have a public vehicle fairly quickly and then have the flexibility to go to the public markets over time to do secondary. So, again, that was my rationale, and Jon Huberman, you might talk a little bit about the process from your side.

Jonathan Huberman:

Sure. Thanks, John. Just as background, I’ve run five companies in my past also. I apologize for the dog going crazy the first time I get to speak. But the short answer is my last company I was running was OOYALA, one of the leaders in media streaming. I got a front row seat to the streaming battles, and my customers were people like Netflix, HBO, Disney, and many others. I’m very excited and very bullish on the industry, on streaming technology, and being able to partner with the godfather of factual media, John Hendricks, and such a tremendous team with a great business got me very excited.

Zach Silver:

Great. Thanks, Jon. I think as our tech guests provided us, we’re all obviously working from home, adjusting to that. When you think about the pandemic and how it specifically impacted the ability to create new programming and to license programming, have you seen any impact in that regard to your ambitions around content delivery?

Clint Stinchcomb:

That’s a great question, Zach, and we have actually premiered new programming every week through the pandemic. I mean, as a company, we were accelerating into the pandemic. We’ve powered through it. We were deemed an essential business. We’ve got a core group of people who’ve been able to come into the office on a daily basis, and we actually have production going on right now in 18 different countries. It’s an easier proposition with factual content as compared to scripted, when you’re working with lots of actors and all that that entails.

Clint Stinchcomb:

So as Devon mentioned at the beginning, I think we added more subscribers in the first quarter of this year than we did in the first two years of the company. That continued through the second quarter as well. So we like where we’re coming out of this. Obviously, our third-party business, some of the steel pacing there has not been at quite the pace that we would like, just because you can’t physically see as many people, but we’ve been growing in every other area. It’s, again, the advantage to having a sturdy revenue stack and multiple avenues of content monetization.

Clint Stinchcomb:

But from a production standpoint, we work with lots of different production companies, have internal [inaudible] studios. Our edit bays are booked through January. So we put our foot on the gas, and with the advantages of factual as compared to scripted, we’ve been able to drive right through as it relates to production. We think that’s a big advantage now and in the future.

Zach Silver:

Got it.

Kristi Marvin:

I think now is probably a good time to end there, unless anybody else has any final thoughts. No? Okay. So thank you, everyone, for joining us this afternoon. It’s been a pleasure, and hope to see you all again soon.

John Hendricks:

Great. Thank you, everybody.

Jonathan Huberman:

Thank you.

John Hendricks:

Bye.

Zach Silver:

Thank you.

Forward-Looking Statements

Certain statements in this communication may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, Software Acquisition Group’s and CuriosityStream’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “predicts” or “intends” or similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in Software Acquisition Group’s Form 10-K for the year ended December 31, 2019 under “Risk Factors” in Part I, Item 1A and in Software Acquisition Group’s other SEC filings. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. Forward-looking statements are based on the current belief of the respective management of Software Acquisition Group and CuriosityStream, based on currently available information, as to the outcome and timing of future events, and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and neither Software Acquisition Group nor CuriosityStream is under any obligation, and each of them expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports that Software Acquisition Group has filed or will file from time to time with the SEC.

In addition to factors previously disclosed in Software Acquisition Group’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (i) ability to meet the closing conditions to the merger, including approval by stockholders of Software Acquisition Group on the expected terms and schedule and the risk that any regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; (ii) the occurrence of any event, change or other circumstance that could cause the termination of the merger agreement or a delay in the closing of the merger; (iii) the effect of the announcement or pendency of the proposed merger on CuriosityStream’s business relationships, operating results, and business generally; (iv) failure to realize the benefits expected from the proposed transaction; (v) risks that the proposed merger disrupts CuriosityStream’s current plans and operations and potential difficulties in CuriosityStream’s employee retention as a result of the proposed merger; (vi) the effects of pending and future legislation; (vii) risks related to disruption of management time from ongoing business operations due to the proposed transaction; (viii) risks related to CuriosityStream’s limited operating history; (ix) the amount of the costs, fees, expenses and other charges related to the merger; (x) risks of the internet, online commerce and media industry; (xi) the highly competitive nature of the internet, online commerce and media industry and CuriosityStream’s ability to compete therein; (xii) litigation, complaints, and/or adverse publicity; (xiii) the ability to meet Nasdaq’s listing standards following the consummation of the proposed transaction and (ix) privacy and data protection laws, privacy or data breaches, or the loss of data.

This communication is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Software Acquisition Group and is not intended to form the basis of an investment decision in Software Acquisition Group. All subsequent written and oral forward-looking statements concerning Software Acquisition Group and CuriosityStream, the proposed transaction or other matters and attributable to Software Acquisition Group and CuriosityStream or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Additional Information about the Business Combination and Where to Find It

This communication is being made in respect of the proposed merger transaction involving Software Acquisition Group and CuriosityStream. Software Acquisition Group has filed a definitive proxy statement on Schedule 14A with the SEC and will file other documents with the SEC regarding the proposed transaction. The definitive proxy statement has also been sent to the stockholders of Software Acquisition Group seeking any required stockholder approval. Before making any voting or investment decision, investors and security holders of Software Acquisition Group are urged to carefully read the entire definitive proxy statement and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they contain important information about the proposed transaction. The documents filed by Software Acquisition Group with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.

Participants in the Solicitation

Software Acquisition Group, CuriosityStream and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Software Acquisition Group, with respect to the proposed business combination. Information regarding Software Acquisition Group’s directors and executive officers is contained in Software Acquisition Group’s Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and its other documents, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction, including the directors and executive officers of CuriosityStream, may be obtained by reading the definitive proxy statement and other relevant documents filed with the SEC when they become available. Free copies of these documents may be obtained as described under “Additional Information about the Business Combination and Where to Find It.”